Exhibit 10.12

Incentive Stock Option Award

General Terms and Conditions

The OraSure Technologies, Inc. 2000 Stock Award Plan (“Plan”) is administered by the executive compensation committee (the “Committee”) of the board of directors of Corporation. Capitalized terms not otherwise defined have the definitions assigned in Section 11 of these Incentive Stock Option Award General Terms and Conditions (“Agreement Terms”).

1.	Option Type and Term.

1.1	Type of Option. The Option is intended to be an incentive stock option as described in Internal Revenue Code Section 422. However, the Option will automatically become a nonqualified option after expiration of the “ISO Employment Period” described in the Note in Section 2.3 below.

1.2	Term. The Option term will expire on the expiration date shown on the cover page unless earlier terminated pursuant to this Agreement, but in no event later than ten years from the Grant Date.

1.3	Vesting. Except as otherwise provided in this Agreement, the Option will be vested as to, and accordingly may be exercised from time to time to purchase, Shares up to the number shown on the cover page as vested as of the date of exercise.

2.	Employment Requirement.

2.1	General. Except as provided in Section 3 of this Agreement, the Option may not be exercised and will not be deemed vested unless the recipient of the Option (the “Participant”) is employed by Corporation and/or one or more of its Subsidiaries (an “Employer”) continuously for at least one year after the Grant Date, unless employment is terminated by death, Disability or Retirement. “Employment” for purposes of the Option will include periods of illness or other leaves of absence authorized by an Employer or by law.

2.2	No Employment Contract. Neither the Plan nor the Option constitutes a contract of employment of Participant by any Employer.

2.3	Expiration After Termination of Employment. If Participant ceases to be an active employee of the Employer, the right to exercise the Option will expire at the end of the following periods:

After Termination On Account Of	Period
Death	1 year
Retirement	5 years
Disability	1 year
Any other reason	1 year

NOTE: Notwithstanding the continued exercisability of the Option pursuant to the table above, exercise of the Option will qualify for the favorable income tax treatment given to incentive stock options only if or to the extent the Option is exercised within the “ISO Employment Period” that consists of the period that Participant is an employee of an Employer and (subject to the exceptions related to death and disability noted below) the period ending three months after Participant ceases to be an employee of any Employer. After the expiration of the ISO Employment Period, the Option, to the extent it still remains exercisable, will automatically become a nonqualified option. If Participant terminates employment by reason of disability, the three-month ISO Employment Period is extended to one year after the date of such termination. The ISO Employment Period limitation does not apply to the heirs or estate of a Participant who dies while an employee of an Employer or within three months (or one year if termination is by reason of disability) after termination of such employment.

2.4	Effect of Termination on Vesting. Subject to Section 2.1, the Option will continue vesting in accordance with Section 1.3 for 90 days following termination of employment for any reason other than for cause (as defined in Section 9.1) and will then cease vesting. The Shares as to which the Option is exercisable under Section 2.3 will be those as to which the Option is vested as of the date of exercise.

3.	Acceleration of Exercisability. If a Change in Control Date occurs while Participant is employed by Employer or if a Change in Control Date occurs within 90 days after termination of employment, the Option will become immediately and fully vested and exercisable as to all Shares covered by the Option. A Change in Control Date that occurs more than 90 days after termination of employment will not cause the Option to become vested as to additional Shares.

4.	Method of Exercise.

4.1	Exercise of Option. All or any portion of the Option may be exercised, to the extent it has become exercisable pursuant to this Agreement, by delivery of written notice to Corporation in the attached form stating the number of Shares, form of payment, and proposed date of closing.

4.2	Other Documents. Participant must furnish Corporation, before closing of any exercise of the Option, such other documents or representations as Corporation may require to assure compliance with applicable laws and regulations.

4.3	Payment. The exercise price for the Shares purchased upon exercise of the Option must be paid in full at or before closing by one or a combination of the following:

(a) Payment in cash;

(b) By delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee:

(i) To sell Shares subject to the Option and to deliver all or a part of the sales proceeds to Corporation in payment of all or a part of the exercise price and withholding taxes due; or

(ii) To pledge Shares subject to the Option to the broker as security for a loan and to deliver all or a part of the loan proceeds to Corporation in payment of all or a part of the exercise price and withholding taxes due; or

(c) Delivery of previously acquired Shares having a Fair Market Value at least equal to the exercise price.

4.4	Previously Acquired Shares. Delivery of previously acquired Shares surrendered in full or partial payment of the exercise price of all or any portion of the Option, will be subject to the following conditions:

(a) The Shares tendered must be in good delivery form;

(b) The Fair Market Value of the Shares, together with the amount of cash, if any, tendered must equal or exceed the exercise price of the Option;

(c) Any Shares remaining after satisfying payment of the exercise price will be reissued in the same manner as the Shares tendered; and

(d) No fractional Shares will be issued and cash will not be paid to Participant for any fractional Share value not used to satisfy payment of the exercise price.

5.	Transferability.

5.1	Restriction.

(a) The Option is not transferable by Participant other than by testamentary will or the laws of descent and distribution and, during Participant’s lifetime, may be exercised only by Participant or Participant’s guardian or legal representative;

(b) No assignment or transfer of the Option, whether voluntary, involuntary, or by operation of law or otherwise, except by testamentary will or the laws of descent and distribution, will vest in the assignee or transferee any interest or right; and

(c) Immediately upon any attempt to assign or transfer the Option, the Option will terminate and be of no force or effect.

5.2	Exercise in the Event of Death or Disability. Whenever the word “Participant” is used in any provision of this Agreement under circumstances when the provision should logically be construed to apply to Participant’s guardian, legal representative, executor, administrator, or the person or persons to whom the Option may be transferred by testamentary will or by the laws of descent and distribution, the word “Participant” will be deemed to include such person or persons.

6.	Securities Laws. Corporation will not be required to issue any Shares upon exercise of the Option, or any portion thereof, until Corporation has taken any action required to comply with the provisions of the Securities Act of 1933 or any other then applicable federal or state securities laws.

7.	Tax Reimbursement. In the event any withholding or similar tax liability is imposed on Corporation in connection with or with respect to the exercise of the Option or the disposition by Participant of the Shares acquired upon exercise of the Option, Participant will pay to Corporation an amount sufficient to satisfy such tax liability.

8.	Conditions Precedent. Corporation will use its best efforts to obtain any required approvals of the Plan and the Option by any state or federal agency or authority that Corporation determines has jurisdiction. If Corporation determines that any required approval cannot be obtained, all Awards to Participant will terminate on notice to Participant to that effect.

9.	Termination for Cause; Competition.

9.1	Annulment of Awards. The grant of the Option is provisional until Participant becomes entitled to a certificate for Shares in settlement of the Option. In the event the employment of Participant is terminated for cause (as defined below), any portion of the Option that is provisional will be annulled as of the date of such termination for cause. For the purpose of this Section 9.1, the term “for cause” has the meaning set forth in Participant’s employment agreement, if any, or otherwise means any discharge (or removal) for material or flagrant violation of the policies and procedures of Corporation or for other job performance or conduct that is materially detrimental to the best interests of Corporation, as determined by the Committee.

9.2	Engaging in Competition With Corporation. If Participant terminates employment with an Employer for any reason whatsoever, and within 18 months after the date of termination accepts employment with any competitor of (or otherwise engages in competition with) Corporation, the Committee, in its sole discretion, may require Participant to return to Corporation the economic value of any Award that is realized or obtained (measured at the date of exercise) by Participant at any time during the period beginning on the date that is six months prior to the date of Participant’s termination of employment with the Employer through the date of the Committee’s action.

10.	Successorship. Subject to the restrictions on transferability of the Option set forth in this Agreement and in the Plan, this Agreement will be binding upon and benefit the parties, their successors, and assigns.

11.	Defined Terms. When used in this Agreement, the following terms have the meanings specified below:

11.1	“Acquiring Person” means any person or related person or related persons which constitute a “group” for purposes of Section 13(d) and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), as such Section and Rule are in effect as of the date of the Agreement; provided, however, that the term Acquiring Person does not include:

(a) Corporation or any of its Subsidiaries;

(b) Any employee benefit plan of Corporation or any of its Subsidiaries;

(c) Any entity holding voting capital stock of Corporation for or pursuant to the terms of any such employee benefit plan; or

(d) Any person or group solely because such person or group has voting power with respect to capital stock of Corporation arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act.

11.2	“Agreement” means the agreement evidencing an Option governed by these Agreement Terms.

11.3	“Change in Control” means:

(a) A change in control of Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date of the Agreement pursuant to the Exchange Act; provided that, without limitation, such a change in control will be deemed to have occurred at such time as any Acquiring Person hereafter becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of Voting Securities; or

(b) During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority of the board unless the election, or the nomination for election, by Corporation’s shareholders of each new director was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of the period; or

(c) There is consummated (i) any consolidation or merger of Corporation in which Corporation is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of Corporation in which the holders of Voting Securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Corporation; or

(d) Approval by the shareholders of Corporation of any plan or proposal for the liquidation or dissolution of Corporation.

11.4	“Change in Control Date” means the first date following the date of the Agreement on which a Change in Control has occurred.

11.5	“Grant Date” means the date of the Agreement, which is the date the Option is granted to Participant.

11.6	“Option” means the Incentive Stock Option granted to Participant evidenced by this Agreement.

11.7	“Voting Securities” means Corporation’s issued and outstanding securities ordinarily having the right to vote at elections for Corporation’s board of directors.

11.8	Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.

12.	Notices. Any notices regarding the Option must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as certified mail directed to the address maintained in Corporation’s records or to such other address as a party may certify by notice to the other party.

Attachment: Exercise Form